                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant                                [ X ]
Filed by Party other than the Registrant           [   ]


Check the appropriate box:
[    ]    Preliminary Proxy Statement
[ X  ]    Definitive Proxy Statement
[    ]    Definitive Additional Materials
[    ]    Soliciting Material Pursuant to Section  240.14a-11(c) or Section
          240.14a-12

                         EMMIS BROADCASTING CORPORATION
                (Name of Registrant as Specified in its Charter)

                         EMMIS BROADCASTING CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ X  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
[    ]  $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).
[    ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
        0-11.

           1)    Title of each class of securities to which transaction applies:

                 ...............................................................
           2)    Aggregate number of securities to which transaction applies:

                 ...............................................................
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                 ...............................................................
           4)    Proposed maximum aggregate value of transaction:

                 ...............................................................
           5)    Total fee paid:

                 ...............................................................

[   ]      Fee paid previously with preliminary materials.
[   ]      Check box if any part of the fee is offset as provided by Exchange
           Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


           1)    Amount Previously Paid:
                 ...................................................
           2)    Form, Schedule or Registration Statement No.:
                 ...................................................
           3)    Filing Party:
                 ...................................................
           4)    Date Filed:
                 ...................................................

                           [EMMIS BROADCASTING LOGO]





                                                                    May 24, 1996



Dear Shareholder:

         The directors and officers of Emmis Broadcasting Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Tuesday, June 25, 1996, at 10:00 a.m. at The Omni Severin Hotel Downtown, 40 West Jackson Place, Indianapolis, Indiana.

         The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, PLEASE MARK, SIGN, AND RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR VOTES ON THE BUSINESS MATTERS OF THE MEETING WILL BE RECORDED.

         We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

         We look forward to seeing you on June 25.

                                                           Sincerely,



                                                           Jeffrey H. Smulyan
                                                           President and
                                                           Chairman of the Board

                         EMMIS BROADCASTING CORPORATION
                             INDIANAPOLIS, INDIANA
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


         The annual meeting of the shareholders of Emmis Broadcasting Corporation (the "Corporation") will be held on Tuesday, June 25, 1996, at 10:00 a.m. at The Omni Severin Hotel Downtown, 40 West Jackson Place, Indianapolis, Indiana to consider and to take action on the following matters:

         1. The election of seven (7) directors of the Corporation for terms of one year;

         2.      The approval of independent auditors; and

         3. The transaction of such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record at the close of business on May 1, 1996 are entitled to notice of and to vote at this meeting and any adjournments thereof.

                                             By order of the Board of Directors,



                                             Norman H. Gurwitz
                                             Secretary



Indianapolis, Indiana
May 24, 1996

                         EMMIS BROADCASTING CORPORATION
                     950 NORTH MERIDIAN STREET, SUITE 1200
                          INDIANAPOLIS, INDIANA  46204


                                PROXY STATEMENT


         The accompanying proxy is solicited by the Board of Directors of Emmis Broadcasting Corporation (the "Corporation") for use at the annual meeting of shareholders to be held June 25, 1996 and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted on the proxy. If no direction is indicated, the proxy will be voted in favor of the proposals set forth in the notice attached to this proxy statement. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. The approximate date of mailing of this proxy statement is May 24, 1996.



                    VOTING SECURITIES AND BENEFICIAL OWNERS

         Only shareholders of record as of the close of business on May 1, 1996 will be entitled to vote at the annual meeting. As of the close of business on May 1, 1996, the Corporation had outstanding 8,305,878 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock") and 2,603,685 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock," and together with the Class A Common Stock, "Common Stock").

         Holders of shares of Common Stock vote as a single class on all matters submitted to a vote of the shareholders, except (i) the election of directors, (ii) certain "going private" transactions and (iii) as otherwise provided by law. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. All matters to come before the meeting, other than the election of directors, will be determined by a majority of the votes represented by shares entitled to vote that are present in person or represented by proxy. An abstention or broker non-vote on any such matter will not change the number of votes cast for or against the matter.

         In the election of directors, the holders of Class A Common Stock, voting as a separate class, will be entitled to elect two of the Corporation's directors who must be independent directors. For this purpose, an "independent director" means a person who is not an officer or employee of the Corporation or its subsidiaries, and who does not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The holders of Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. In each case, the election of directors is determined by a plurality of the votes represented by shares entitled to vote that are present in person or represented by proxy. An abstention or broker non-vote on the election of any director will not change the number of votes cast for or against such director. Holders of Common Stock are not entitled to cumulate votes in the election of directors.

         The following table shows, as of May 1, 1996, the number and percentage of shares of Common Stock held by each person known to the Corporation who owned beneficially more than five percent of the issued and outstanding Common Stock of the Corporation, by the Corporation's directors and nominees, and by certain executive officers:

                                 CLASS A COMMON STOCK                  CLASS B COMMON STOCK            PERCENT
                             ---------------------------------  -----------------------------------
FIVE PERCENT SHAREHOLDERS,        AMOUNT AND          PERCENT          AMOUNT AND          PERCENT    OF TOTAL
DIRECTORS AND CERTAIN             NATURE OF             OF              NATURE OF             OF       VOTING
EXECUTIVE OFFICERS           BENEFICIAL OWNERSHIP      CLASS      BENEFICIAL OWNERSHIP      CLASS       POWER
- - ------------------           --------------------      -----      --------------------      -----       -----
Jeffrey H. Smulyan                  200,609(1)          2.4%              2,878,685(15)      100.0%     77.6%
Susan B.  Bayh                        5,100(2)          *                        --           --         *
Richard F. Cummings                  75,095(3)          *                        --           --         *
Norman H. Gurwitz                    55,932(4)          *                        --           --         *
Gary L. Kaseff                        8,235(5)          *                        --           --         *
Richard A. Leventhal                 26,000(6)          *                        --           --         *
Doyle L. Rose                        83,723(7)          1.0                      --           --         *
Howard L. Schrott                    27,497(8)          *                        --           --         *
Samuel W. Smulyan                    24,360(9)          *                        --           --         *
Lawrence B. Sorrel                  765,001(10)         9.2                      --           --         2.2
FMR Corp.                         1,015,900(11)        12.2                      --           --         3.0
Morgan Stanley Group Inc.           765,001(12)         9.2                      --           --         2.2
Putnam Investments, Inc.            869,700(13)        10.5                      --           --         2.5
All Officers and Directors
 as a Group (22 persons)            719,309(14)         8.5               2,878,685          100.0      79.1


- - ---------------------------
 *  Less than 1%.

 1 Includes 120,609 shares held by Mr. Smulyan as trustee for the Emmis Broadcasting Corporation Profit Sharing Trust, (the "Profit Sharing Trust") as to which Mr. Smulyan disclaims beneficial ownership.

 2 Consists of 100 shares owned individually and 5,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

 3 Consists of 25,734 shares owned individually, 1,361 shares held in the Profit Sharing Trust, 36,000 shares of restricted stock, and 12,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

 4 Consists of 5,645 shares owned individually, 665 owned by Mr. Gurwitz's spouse, 1,330 owned for the benefit of Mr. Gurwitz's children, 34,024 shares represented by stock options exercisable within 60 days of May 1, 1996, 768 shares held in the Profit Sharing Trust and 13,500 shares owned by a corporation of which Mr. Gurwitz's spouse is a 50% owner.

 5 Consists of 2,570 shares owned individually by Mr. Kaseff, 665 shares owned by Mr. Kaseff's spouse, and 5,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

 6 Consists of 5,000 shares owned individually, 2,500 shares owned by Mr. Leventhal's spouse, 13,500 shares owned by a corporation of which Mr. Leventhal is a 50% owner and 5,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

 7 Consists of 34,362 shares owned individually, 1,361 shares held in the Profit Sharing Trust, 36,000 shares of restricted stock, and 12,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

 8 Consists of 500 shares owned individually, 358 shares held in the Profit Sharing Trust, and 26,639 shares represented by stock options exercisable within 60 days of May 1, 1996.

 9 Consists of 18,980 shares owned individually, 380 shares owned by Mr. Smulyan's spouse and 5,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

10 Consists of shares beneficially owned by The Morgan Stanley Leveraged Equity Fund, L. P., Morgan Stanley LEF I, Inc., and Morgan Stanley Group Inc. ("MS Group") (Collectively, the "Morgan Stanley Entities"). Mr. Sorrel disclaims beneficial ownership of these shares.

11 Information concerning these shares was obtained from a Schedule 13G provided to the Corporation in February, 1996 on behalf of FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson, each with an address of 82 Devonshire Street, Boston, Massachusetts.

12 Information concerning these shares was obtained from a Schedule 13G provided to the Corporation in February 1996 on behalf of CIGNA Corporation, CIGNA Funding Limited Partnership, and CIGNA Leveraged Capital Fund, Inc., (collectively, the "CIGNA Entities"), the Morgan Stanley Entities, and Jeffrey H. Smulyan. The address of the CIGNA Entities is 900 Cottage Grove Road, Bloomfield, Connecticut, and the address of the Morgan Stanley Entities is 1251 Avenue of the Americas, New York, New York.

13 Information concerning these shares was obtained from a Schedule 13G provided to the Corporation in February 1996, by Putnam Investments, Inc. on behalf of itself, Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc., The Putnam Advisory Company, Inc., and Putnam New Opportunities Fund (collectively the "Putnam Group"), each of whom has an address of One Post Office Square, Boston, Massachusetts 02109 (except Marsh & McLennan Companies, Inc. which has an address of 1166 Avenue of the Americas, New York, New York 10036). The Corporation recently received an amendment dated May 6, 1996 indicating that the number of shares beneficially owned by the Putnam Group has increased to 1,254,700.

14 Includes 201,923 shares represented by stock options exercisable within 60 days of May 1, 1996 and 120,609 shares held in the Emmis Broadcasting Corporation Profit Sharing Trust. Excludes shares beneficially owned by the Morgan Stanley Entities.

15 Consists of 2,603,685 shares owned individually and 275,000 shares represented by stock options exercisable within 60 days of May 1, 1996.

                     PROPOSAL NO. 1:  ELECTION OF DIRECTORS

         Seven directors are to be elected. Susan B. Bayh and Richard A. Leventhal have been nominated to serve as the independent directors elected by the holders of Class A Common Stock, and Jeffrey H. Smulyan, Doyle L. Rose, Lawrence B. Sorrel, Samuel W. Smulyan, and Gary L. Kaseff have been nominated to fill the remaining directorships. Each nominee is nominated to serve a term of one year and until his or her successor is elected and qualified. All nominees are members of the present Board of Directors. If, at the time of the 1996 annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF THE FOLLOWING NOMINEES.


         NAME, AGE, PRINCIPAL
         OCCUPATION(S) AND
         BUSINESS EXPERIENCE                                                                                       DIRECTOR
         DURING PAST 5 YEARS                                                                                       SINCE
         ---------------------                                                                                     -------

         JEFFREY H. SMULYAN, Age 48                                                                                 1979
         Chairman of the Board of Directors and President of the Corporation; formerly also owner and CEO of the Seattle Mariners major league baseball team; Director of the Radio Advertising Bureau and The
         Finish Line; Trustee of Ball State University.

         DOYLE L. ROSE, Age 46                                                                                       1984
         Radio Division President of the Corporation and General Manager of KPWR-FM in Los Angeles, previously
         Executive Vice President-Operations.

         SAMUEL W. SMULYAN, Age 74                                                                                    1992
         Owns and operates several businesses, including hotels, restaurants, apartment complexes and other real estate developments.  Mr. Smulyan is the father of Jeffrey H. Smulyan.

         LAWRENCE B. SORREL, Age 37                                                                                    1993
         Principal in the Merchant Banking Division of Morgan Stanley & Co. Incorporated, previously, Vice
         President and Associate; Director of American Italian Pasta Corporation and MS Distribution, Inc.

         GARY L. KASEFF, Age 48                                                                                        1994
         Employed as counsel to the Corporation, also solo practitioner attorney in Southern California;
         previously, President of the Seattle Mariners major league baseball club and partner with the law firm of Epport & Kaseff.

         SUSAN B. BAYH, Age 36*                                                                                        1994
         Commissioner of the International Joint Commission of the United States and Canada; Also,
         Distinguished Visiting Professor at Butler University; previously, Attorney with Eli Lilly & Company.

         RICHARD A. LEVENTHAL, Age 48 *                                                                                1992
         Owns and operates a wholesale fabric and textile company in Carmel, Indiana.  Mr. Leventhal is the brother-in-law of Norman H. Gurwitz, an executive officer of the Corporation.

- - -------------
* Nominee to serve as independent director elected by the holders of the Class A Common Stock voting as a single class.

         The Board of Directors of the Corporation held 4 meetings, either in person, by telephone or by written consent, during the last fiscal year. All directors attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Corporation and (2) the total number of meetings held by all committees on which he or she served. Directors of the Corporation who are not officers or employees are compensated for their services at the rate of $1,000 per meeting of the Board of Directors attended. Nominees for election as a director of the Corporation are selected by the Board of Directors, acting as a nominating committee.

CERTAIN COMMITTEES OF THE BOARDS OF DIRECTORS OF THE CORPORATION

         The Board of Directors of the Corporation currently has an audit and a compensation committee. The audit committee, which met concurrently with certain Board meetings, evaluates audit performance, handles relations with the Corporation's independent auditors and evaluates policies and procedures relating to internal audit functions and controls. The audit committee may also examine and consider other matters relating to the financial affairs of the Corporation as it deems appropriate. The directors who are members of the audit committee are Richard A. Leventhal and Lawrence B. Sorrel. The compensation committee, which met three times during the last fiscal year, provides a general review of the Corporation's compensation and benefit plans to ensure that they meet corporate objectives. The compensation committee also has authority to administer and to recommend the grant of options and other awards under the Corporation's various stock option and incentive plans, and to administer and recommend contributions under the Corporation's Profit Sharing Trust. The directors who are members of the compensation committee are Susan
B. Bayh, Richard A. Leventhal and Lawrence B. Sorrel.


                              CERTAIN TRANSACTIONS

         The Corporation has periodically made interest-bearing loans to various officers and employees. The approximate amount of such indebtedness outstanding at May 1, 1996, and the largest aggregate amount of indebtedness outstanding at any month end during the last fiscal year, was $700,000 for Jeffrey H. Smulyan, Chairman, President and Director, $103,200 for Doyle L. Rose, Radio Division President and Director, $82,000 for Richard F. Cummings, Executive Vice President-Programming, and $60,000 for Norman H. Gurwitz, Executive Vice President, Corporate Counsel and Secretary. These loans bear interest at the Corporation's cost of senior debt, which at May 1, 1996, was approximately 8%.


                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

         Policy and Performance Measures.   During the last fiscal year,
compensation for the Corporation's officers (other than Jeffrey H. Smulyan, the Corporation's chief executive officer) was largely determined by consensus between Mr. Smulyan and the Corporation's Compensation Committee, typically without formal action. Mr. Smulyan determined for each officer a salary that he believed to be reasonable based upon such officer's compensation for the previous year, the Corporation's performance over the previous year and each officer's contribution to such performance. Because the fiscal year ended February 28, 1995, resulted in significant improvement in the Corporation's same-station broadcast cash flow and included the Corporation's strategic acquisition of radio stations in New York and Indianapolis, base salary levels of the Corporation's officers for the fiscal year ended February 29, 1996 were generally increased from base salary levels in 1995.

         The Corporation has historically relied upon cash bonuses, stock options and stock appreciation rights in order to tie compensation to the Corporation's performance. For the last fiscal year, bonuses for general managers of the Corporation's radio stations were based upon the extent to which each station met specified target levels of broadcast cash flow. Bonuses to other officers were based upon Mr. Smulyan's personal assessment of their contributions to the Corporation's overall performance and were then discussed with members of the Compensation Committee to ensure that none had any objections. Stock options were also granted to the Corporation's officers during the last fiscal year under the Corporation's 1994 Equity Incentive Plan. The number of options granted to an officer primarily depended upon such officer's classification within the Corporation. Each radio station general manager received options to purchase 6,000 shares of the Corporation's Class A Common Stock , and each general manager of more than one radio station received options to purchase an additional 2,000 shares for each radio station under such person's management. The other officers received options to purchase between 3,000 and 13,139 shares.

         In addition, during the last fiscal year, the Corporation entered into two and three year employment agreements with certain of the Corporation's
general managers and other key officers.   These agreements, which provide for
a base salary, annual performance bonuses, and restricted stock and stock option awards, also prohibit the officer from directly or indirectly competing with the Corporation. The Committee believes that the structure of these agreements should enable the Corporation to retain its key officers for a certain period of time and to focus the efforts and energies of such officers on further enhancing the value of the Corporation to its shareholders.

         The Internal Revenue Code of 1986, as amended (the "Code"), generally limits to $1 million the amount of compensation that may be deducted by the Corporation in any year with respect to certain of the Corporation's officers. Accordingly, the Compensation Committee endeavors to structure executive compensation so that most of such compensation will be deductible. At the same time, the Compensation Committee has the authority to award compensation in excess of the $1 million limit, regardless of whether such additional compensation will be deductible by the Corporation, where the Committee determines in good faith that such compensation is appropriate.

         Chief Executive Officer Compensation. Mr. Smulyan is compensated in accordance with his employment agreement which provides for (i) an annual salary of approximately $539,000 in the fiscal year ended February 29, 1996, with annual increases of 10% plus an inflation adjustment, subject to a maximum annual increase of 15%; (ii) annual bonuses ranging from a minimum of $50,000 to a maximum of $250,000, as adjusted for inflation; and (iii) the award of options to purchase 100,000 shares of Common Stock at a price per share of $15.50 for each year during the term of the agreement that either the Corporation's annual broadcast cash flow increases from the previous year by a percentage specified in the agreement or the percentage increase in the average monthly fair market value of the Corporation's Common Stock during the fiscal year exceeds that of a specified peer group of broadcasting companies.

         The amount of the annual bonuses under Mr. Smulyan's employment agreement is determined by the Board of Directors, based in part on the recommendation of the Compensation Committee. During the last fiscal year, the Corporation's pro forma broadcast cash flow increased from $33.1 million to $45.9 million. Additionally, during the last fiscal year, the price per share of the Corporation's Class A Common Stock increased from $17.13 per share to $38.25 per share. As a result of these achievements, the Board of Directors awarded Mr. Smulyan $250,000, the maximum bonus under his employment agreement. Further, the Compensation Committee has determined that Mr. Smulyan has earned the options to purchase 100,000 shares of the Corporation's Common Stock.

                         Compensation Committee Members
                                 Susan B. Bayh
                              Richard A. Leventhal
                               Lawrence B. Sorrel


PERFORMANCE GRAPH

         The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock of the Corporation with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from February 28, 1994, to the fiscal year ended February 29, 1996. The performance graph assumes that an investment of $100 was made in the Corporation's Common Stock and in each index on February 28, 1994, the date of the Corporation's initial public offering,and that all dividends were reinvested.

                                   [CHART]


- - -------------------------------------------------------------------
                        Feb-94   Aug-94  Feb-95   Aug-95   Feb-96
- - -------------------------------------------------------------------
- - -Emmis Broadcasting      $100      $95     $103      $197     $247
- - -------------------------------------------------------------------
- - -Nasdaq Stock Market     $100      $97     $101      $131     $141
- - -------------------------------------------------------------------
- - -Nasdaq Telecomm         $100      $95     $ 92      $103     $106
- - -------------------------------------------------------------------



COMPENSATION TABLES

         The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer (collectively, the "Named Executive Officers") during each of the last three fiscal years.

                                                SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                            -------------------------------
                                          ANNUAL COMPENSATION                            AWARDS
                             ---------------------------------------------   -------------------------------
                                                                     OTHER                        SECURITIES   ALL
                           FISCAL                                   ANNUAL      RESTRICTED        UNDERLYING   OTHER
NAME AND                 YEAR ENDED                                 COMPEN-       STOCK            OPTIONS/    COMPEN-
PRINCIPAL POSITION      FEBRUARY 29      SALARY         BONUS       SATION        AWARDS           SARS(#)     SATION
- - ------------------      -----------      ------         -----       ------        ------           -------     ------

JEFFREY H. SMULYAN         1996        $538,853       $250,000    $   --         $  --               100,000     $  --
President and              1995         476,436        250,000        --            --               100,000        --
Chairman of the Board      1994         601,650          --           --            --                   --         --

DOYLE L. ROSE              1996        $385,066       $245,000    $ 14,400(1)    $981,000(2)          25,000(3)  $  --
Radio Division             1995         324,945        138,626      16,438          --                12,000        --
President                  1994         322,605        144,343      73,609          --                20,000        --

RICHARD F. CUMMINGS        1996        $385,047       $245,000    $ 14,000(1)    $981,000(2)          25,000(3)  $  --
Executive Vice President   1995         313,742         60,000     198,411          --                12,000        --
- - --Programming              1994         317,119          --         72,797          --                13,500        --

HOWARD L. SCHROTT          1996        $191,920       $ 60,000    $    --           --                13,139     $  --
Executive Vice President,  1995         139,949         30,204      14,400          --                12,000        --
Treasurer and Chief        1994         126,929         29,745       7,200          --                    --        --
Financial Officer

NORMAN H. GURWITZ          1996        $165,992       $ 60,000    $ 14,400(1)       --                 13,139    $  --
Executive Vice President,  1995         145,576         58,431      15,400          --                 12,000       --
Corporate Counsel and      1994         132,363         23,431       --             --                  4,000       --
Secretary


- - -----------------
1   Represents automobile allowance.

2 Represents the market value on the date of grant of 36,000 shares of restricted stock granted to each of Messrs. Rose and Cummings pursuant to the terms of their respective employment agreements. The restricted stock held by each of Messrs. Rose and Cummings (i) had a market value of $1,377,000 as of the end of the Corporation's last fiscal year, (ii) will vest on February 28, 1998, and (iii) earns dividends (if any are declared and paid by the Corporation) while restricted.

3 Pursuant to the terms of the respective employment agreements of Messrs. Rose and Cummings, these stock options are not exercisable until March 1, 1998.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
        -------------------------------------------------------------------------------
                       NUMBER OF     % OF TOTAL                                      POTENTIAL REALIZABLE
                       SECURITIES    OPTIONS/SARS                                      VALUE AT ASSUMED
                       UNDERLYING    GRANTED TO      EXERCISE                       ANNUAL RATES OF STOCK
                        OPTIONS/      EMPLOYEES       OR BASE                        PRICE APPRECIATION
                          SARS           IN            PRICE     EXPIRATION            FOR OPTION TERM
                                                                              ---------------------------------
NAME                    GRANTED      FISCAL YEAR     ($/SHARE)      DATE              5%              10%
- - ----                    -------      -----------     ---------      ----              --              ---

Jeffrey H. Smulyan(1)   100,000         26.6%         $15.500      2/28/01        $3,331,777      $4,610,201

Doyle L. Rose            25,000          6.7%          15.500      2/28/00           774,828       1,012,546

Richard F. Cummings      25,000          6.7%          15.500      2/28/00           774,828       1,012,546

Howard L. Schrott        13,139          3.5%          17.125           (2)           77,242         177,236

Norman H. Gurwitz        13,139          3.5%          17.125           (2)           77,242         177,236


- - ---------------
1   In addition, at the end of the Corporation's prior fiscal year, Mr.
    Smulyan received options to purchase 100,000 shares of Common Stock pursuant to the terms of his employment agreement. While the award was not documented until after formal approval by the Corporation's Board of Directors after the Corporation's 1995 annual meeting of shareholders, the award was effective February 28, 1995, the end of the Corporation's fiscal year. This award constituted 36% of all stock options granted during such fiscal year, carried an exercise price of $15.50 per share, will expire on February 28, 2000, and had a potential realizable value at assumed rates of return of 5% and 10% of $492,000 and $1,026,816, respectively.

2 The options expire at a rate of 20% per year beginning February 28, 1999, with all options expired by February 28, 2003.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                       UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                            OPTIONS/SARS           IN-THE-MONEY OPTIONS/SARS
                                                         AT FISCAL YEAR END            AT FISCAL YEAR END
                                                        -------------------            --------------------
                           ACQUIRED ON      VALUE        EXER-        UNEXER-          EXER-        UNEXER-
NAME                         EXERCISE      REALIZED     CISABLE       CISABLE         CISABLE       CISABLE
- - ----                         --------      --------     -------       -------         -------       -------

Jeffrey H. Smulyan               -$          --         275,000          --           $7,020,313   $     --


Doyle L. Rose                  39,750     1,232,250      12,000       25,000             300,000       568,750

Richard F. Cummings            26,500       791,688      12,000       25,000             300,000       568,750

Howard L. Schrott               7,500       164,250      14,000       13,139             356,500       277,561

Norman H. Gurwitz               3,250        52,250      23,250       13,139             674,063       277,561


EMPLOYMENT AGREEMENTS

         During the fiscal year ended February 28, 1994, the Corporation entered into a five-year employment agreement with Jeffrey H. Smulyan pursuant to which Mr. Smulyan is employed as chief executive officer of the Corporation. Mr. Smulyan's base compensation during the last fiscal year was approximately $539,000, with the agreement providing for annual increases of 10% plus an inflation adjustment, subject to a maximum aggregate annual increase of 15%.
In addition, the agreement provides for annual bonuses to be set by the Board of Directors ranging from a minimum of $50,000 up to a maximum of $250,000, as adjusted for inflation. Mr. Smulyan is also entitled to receive options to purchase 100,000 shares of Common Stock at a price per share of $15.50 (the price per share in the Corporation's initial public offering) for each year during the term of the agreement that the Corporation's broadcast cash flow or Common Stock price targets specified in the agreement are achieved. Under the agreement, Mr. Smulyan retains the right to participate in all employee benefit plans of the Corporation for which he is otherwise eligible. The agreement with Mr. Smulyan is subject to termination by the Board of Directors or by Mr. Smulyan, either without cause or for cause, at any time upon notice. In the event the Corporation terminates Mr. Smulyan's employment without cause (as defined in the agreement) or in the event Mr. Smulyan terminates his employment for good reason (as defined in the agreement), Mr. Smulyan will be entitled to receive the present value of the applicable base and incentive compensation through a date five years after the date of termination. In addition, the agreement entitles Mr. Smulyan to certain termination benefits upon disability, death or a change in control (as defined in the agreement) of the Corporation. Following a termination of Mr. Smulyan's employment, other than a termination by the Corporation without cause (as defined in the agreement) or a termination by Mr. Smulyan with good reason (as defined in the agreement), Mr. Smulyan would be prohibited from engaging in a business in competition with the Corporation for a period of two years after the date of termination.

During the last fiscal year, the Corporation entered into three-year employment agreements with each of Doyle L. Rose and Richard F. Cummings, pursuant to which Mr. Rose is employed as Radio Division President and Mr. Cummings is employed as Executive Vice President--Programming. Each employment agreement provides for a $150,000 signing bonus and an annual base salary of $383,000, $408,000 and $433,000, respectively, for each of the three years covered thereby. In addition, each agreement provides (i) upon the commencement of the agreement, for the award of 36,000 restricted shares of Class A Common Stock, which shares are subject to forfeiture if the officer is terminated for cause (as defined in the agreement) or terminates his employment for a reason other than death or disability (as defined in the agreement), (ii) at the end of each completed year of service under the agreement, for the award of options to purchase up to 25,000 shares of Class A Common Stock at a price per share equal to $15.50 per share, which options shall be first exercisable at the end of the term of the agreement and shall automatically terminate if the officer is terminated for cause or terminates his employment for a reason other than death or disability, and (iii) at the end of each completed year of service under the agreement, for the award of a bonus in an amount (if any) determined by the Chief Executive Officer, and based upon such officer's performance during such year and the Corporation's bonus practices with respect to its other key executive officers for such year. Under the agreements, Messrs. Rose and Cummings each retain the right to participate in all employee benefit plans of the Corporation for which they would otherwise be eligible.


              PROPOSAL NO. 2:  APPROVAL OF APPOINTMENT OF AUDITORS

    The appointment of the Corporation's independent auditors is being submitted for approval by vote of the shareholders. The Corporation's financial statements for the year ended February 29, 1996 were certified by Arthur Andersen LLP. The Corporation has selected Arthur Andersen as its independent auditors for the fiscal year ending February 28, 1997. Representatives of Arthur Andersen are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions. If shareholders do not approve the selection of Arthur Andersen, then the selection of independent auditors will be reconsidered by the Board of Directors.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THIS PROPOSAL.


                             SHAREHOLDER PROPOSALS

    Any shareholder of the Corporation wishing to have a proposal considered for inclusion in the Corporation's 1997 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Corporation on or before January 24, 1997. The Board of Directors of the Corporation will review any shareholder proposals that are filed as required, and will determine whether such proposals meet applicable criteria for inclusion in its 1997 proxy solicitation materials or consideration at the 1997 annual meeting.


                      COMPLIANCE WITH SECTION 16(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers and directors, and persons who own more than 10% of the Corporation's Common Stock, to file with the Securities and Exchange Commission reports detailing their ownership of the Corporation's Common Stock and changes in such ownership. Officers, directors and greater than 10% shareholders (the "Reporting Persons") are required by Securities and Exchange Commission regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Corporation, the Corporation believes that during the last fiscal year all Reporting Persons complied with the filing requirements of
Section 16(a), except that Deborah Smulyan and Margaret Dugan each failed to timely file an initial report on Form 3, and Judith Ellis, James Riggs and Thomas Severino each failed to timely report one transaction on Form 4.

                                 ANNUAL REPORT

    A copy of the Corporation's Annual Report for the year ended February 29, 1996 has been provided to all shareholders of record as of the record date. The Annual Report is not to be considered as proxy solicitation material.


                                 OTHER MATTERS

    The Board of Directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.


                            EXPENSES OF SOLICITATION

    The entire expense of preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies will be paid by the Corporation. The Corporation does not expect that the solicitation will be made by specially engaged employees or paid solicitors. Although the Corporation might use such employees or solicitors if it deems them necessary, no arrangements or contracts have been made with any such employees or solicitors as of the date of this statement. In addition to the use of the mails, solicitation may be made by telephone, telegraph, cable or personal interview. The Corporation will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse such record holders for their reasonable expenses incurred in doing so.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you attend the meeting, you are urged to execute and return the proxy.

                                                     For the Board of Directors,



                                                     Jeffrey H. Smulyan
                                                     Chairman


May 24, 1996

                         EMMIS BROADCASTING CORPORATION
                     950 NORTH MERIDIAN STREET, SUITE 1200
                          INDIANAPOLIS, INDIANA 46204

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                    COMPANY

         The undersigned hereby appoints Jeffrey H. Smulyan and Norman H. Gurwitz, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Broadcasting Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on June 25, 1996, at 10:00 a.m., and at any adjournment thereof.

       1.  ELECTION OF DIRECTORS FOR A TERM OF ONE YEAR.
          / /FOR all nominees listed below (except as          / /WITHHOLD AUTHORITY to vote for all nominees
             marked to the contrary below)

             Jeffrey H. Smulyan, Doyle L. Rose, Lawrence B. Sorrel,
  Samuel W. Smulyan, Gary L. Kaseff, Susan B. Bayh* and Richard A. Leventhal*

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)

     ----------------------------------------------------------------------

     2.  PROPOSAL TO APPROVE SELECTION OF ARTHUR ANDERSEN LLP AS
         INDEPENDENT AUDITORS.
          / / FOR          / / AGAINST          / / ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                             (Continued on other side)

        * Class A Director

                          (Continued from other side)

         This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

         The undersigned acknowledges receipt from Emmis Broadcasting Corporation prior to the execution of this proxy of notice of the meeting, a proxy statement, and an annual report to shareholders.

         Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                             Dated:                       , 1996
                                                    ----------------------


                                             -----------------------------------
                                                            Signature


                                             -----------------------------------
                                                  (Signature if held jointly)

 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                                REVOCABLE PROXY